Term sheet No. 1002ZZ To product supplement ZZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated November 10, 2010; Rule 433
Deutsche Bank AG, London Branch
$           Buffered Enhanced Participation Notes Linked to a Basket of Currencies Relative to the U.S. Dollar due November 16*, 2012
General
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The Buffered Enhanced Participation Notes (the “securities”) are designed for investors who seek a return at maturity of between 3.35 and 3.65 times (to be determined on the Trade Date) the appreciation, if any, of an equally weighted basket of currencies (the “Basket”) consisting of the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi (the “Basket Currencies”) relative to the U.S. dollar (the “Reference Currency”), as measured by the Basket Performance formula set forth herein. Investors should be willing to forgo coupon payments and, if the Basket Performance is less than -10% as of the Final Valuation Date, be willing to lose up to 90% of their initial investment. Because the Basket Currency Performance is calculated by dividing the difference between the Basket Currency Starting Level and the Basket Currency Ending Level by the Basket Currency Starting Level, the maximum possible Basket Performance will equal 100% and, therefore, the return on the securities is capped by the Participation Rate of 335% to 365% (the actual Participation Rate will be determined on the Trade Date). Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing November 16*, 2012
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000
•	The securities are expected to price on or about November 12*, 2010 (the “Trade Date”) and are expected to settle three business days later on or about November 17*, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Tenor:	24 months
Basket:	The securities are linked to an equally weighted basket consisting of the following currencies:
	Basket Currency	Fixing Source	Fixing Time	Basket Currency Starting Level**	Basket Currency Weighting
	Brazilian real (“BRL”)	BRL PTAX at Reuters Page BRFR	6:00 p.m. São Paulo		1/4
	Russian ruble (“RUB”)	RUB CME-EMTA at Reuters Page EMTA	1:30 p.m. Moscow		1/4
	Indian rupee (“INR”)	INR RBIB at Reuters Page RBIB	12:00 p.m. Mumbai		1/4
	Chinese renminbi (“CNY”)	CNY SAEC at Reuters Page SAEC	9:15 a.m. Beijing		1/4
**The Basket Currency Starting Levels will be determined on the Trade Date.
Reference Currency:	U.S. dollar (“USD”)
Participation Rate:	335.00% to 365.00% (The actual Participation Rate will be determined on the Trade Date.)
Payment at Maturity:
•  If the Basket Performance is greater than zero, you will be entitled to receive a cash payment at maturity that provides you with a return per $1,000 Face Amount of securities equal to the Basket Performance multiplied by a Participation Rate of 335.00% to 365.00% (to be determined on the Trade Date). Accordingly, if the Basket Performance is positive, the Payment at Maturity per $1,000 Face Amount of securities will be calculated as follows:

$1,000 + ($1,000 x Basket Performance x Participation Rate)
•  Your investment is protected against a negative Basket Performance to the extent of the Downside Protection. If the Basket Performance is less than or equal to zero but greater than or equal to -10%, you will be entitled to receive a cash payment at maturity of $1,000.00 per $1,000 Face Amount of securities.

•  Your investment will be fully exposed to any negative Basket Performance in excess of the Downside Protection.  If the Basket Performance is less than -10%, you will lose 1% of the Face Amount of your securities for every 1% that the Basket Performance is less than -10%.  Accordingly, if the Basket Performance is less than -10%, the payment at maturity per $1,000 Face Amount of securities will be calculated as follows:

$1,000 + [$1,000 x (Basket Performance + Downside Protection)]
You could lose up to 90% of your initial investment if the Basket Performance is less than -10%. Any payment at maturity of the securities is subject to the credit of the Issuer.
Downside Protection:	10%
Basket Performance:
The Basket Performance (expressed as a percentage) will be calculated as follows:
[(BRL Basket Currency Performance x 1/4) + (RUB Basket Currency Performance x 1/4) + (INR Basket Currency Performance x 1/4) + (CNY Basket Currency Performance x 1/4)]

Basket Currency Performance:	For each Basket Currency, the Basket Currency Performance (expressed as a percentage) will be calculated as follows:
Basket Currency Starting Level – Basket Currency Ending Level Basket Currency Starting Level

Because the Basket Currency Performance is calculated by dividing the difference of the Basket Currency Starting Level minus the Basket Currency Ending Level by the Basket Currency Starting Level, the maximum positive Basket Currency Performance for each Basket Currency will equal 100%, resulting in a maximum possible Basket Performance of 100%. Therefore,  the return on the securities is capped to the Participation Rate of 335% to 365% (the actual Participation Rate will be determined on the Trade Date).

Basket Currency Starting Level:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date.
Basket Currency Ending Level:	For each Basket Currency, the Spot Rate for such Basket Currency on the Final Valuation Date.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this term sheet under “Spot Rates.”  The Spot Rate for each Basket Currency is expressed as units of the respective Basket Currency per U.S. dollar.  The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this term sheet.

Trade Date:	November 12*, 2010
Final Valuation Date:
November 13*, 2012, subject to postponement as described under “Market Disruption Events” in this term sheet and “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:
November 16*, 2012, subject to postponement as described under “Market Disruption Events” in this term sheet and “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP / ISIN:	2515A1 BG 5 / US2515A1BG59

*
Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

Investing in the securities involves a number of risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page TS-5 in this term sheet and “Risk Factors” beginning on page 5 in the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per Security	$1,000.00	$0.50	$999.50
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $999.50 per security and the agent with respect to sales made to such accounts will forgo any fees.
(2)  Please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet for information about fees.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

November 10, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement ZZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ZZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200317/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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You should rely only on the information contained in this term sheet. We have not authorized anyone to provide information different from that contained in this term sheet. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this term sheet is accurate only as of the date of this term sheet, regardless of the time of delivery of this term sheet or any sale of our securities.

Hypothetical Payments at Maturity for Each $1,000 Face Amount of Securities

The following table illustrates hypothetical Payments at Maturity per $1,000 Face Amount of securities depending on hypothetical performances of the equally-weighted Basket of Basket Currencies relative to the U.S. dollar, applying a hypothetical Participation Rate of 350.00% (the actual Participation Rate will be determined on the Trade Date.) The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity of the securities will be based on the Basket Performance, as determined on the Final Valuation Date. You should consider carefully whether the securities are suitable for your investment goals. The numbers in the table below have been rounded for ease of illustration.

Hypothetical Basket Performance	Payment at Maturity	Percentage Return
70.00%	$3,450.00	245.00%
60.00%	$3,100.00	210.00%
50.00%	$2,750.00	175.00%
40.00%	$2,400.00	140.00%
30.00%	$2,050.00	105.00%
20.00%	$1,700.00	70.00%
10.00%	$1,350.00	35.00%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-50.00%	$600.00	-40.00%
-60.00%	$500.00	-50.00%
-70.00%	$400.00	-60.00%
-80.00%	$300.00	-70.00%
-90.00%	$200.00	-80.00%
-100.00%	$100.00	-90.00%
-120.00%	$100.00	-90.00%
-140.00%	$100.00	-90.00%
-200.00%	$100.00	-90.00%

Buffered Enhanced Participation Notes Linked to a Basket of Currencies Relative to the U.S. Dollar

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the hypothetical payments at maturity set forth in the table above are calculated. The examples below use hypothetical Basket Currency Starting Levels of 1.6995 for the BRL, 30.6998 for the RUB, 44.325 for the INR and 6.6434 for the CNY.

Example 1: The Basket Performance is 20%. Each of the BRL, RUB, INR and CNY appreciate relative to the USD, resulting in a Basket Performance of 20%. Because the Basket Performance is positive, the investor will be entitled to receive a Payment at Maturity of $1,700.00 per $1,000 Face Amount of securities, calculated as follows:

Payment at Maturity per $1,000 Face Amount of securities  =
$1,000  +  ($1,000  x  Basket Performance  x  Participation Rate), or  $1,000  +  ($1,000  x  20%  x  350.00%)  =  $1,700.00

 The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	1.6995	1.3596	20.0%	1/4
RUB	30.6998	24.55984	20.0%	1/4
INR	44.325	35.46	20.0%	1/4
CNY	6.6434	5.31472	20.0%	1/4

Basket Performance = [(20% x .25) + (20% x .25) + (20% x .25) + (20% x .25)] = 0.20 = 20.00%

Example 2: The Basket Performance is zero. The BRL appreciates relative to the USD, and the RUB, INR and CNY depreciate relative to the USD, resulting in a Basket Performance of 0%. Because the Basket Performance is zero, the investor receives a Payment at Maturity of $1,000 per $1,000 Face Amount of securities.

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	1.6995	1.18965	30.0%	1/4
RUB	30.6998	33.76978	-10.0%	1/4
INR	44.325	48.7575	-10.0%	1/4
CNY	6.6434	7.30774	-10.0%	1/4

Basket Performance = [(30% x .25) + (-10% x .25) + (-10% x .25) + (-10% x .25)] = 0 = 0.00%

Example 3: The Basket Performance is -10%. The BRL appreciates relative to the USD, and the RUB, INR and CNY depreciate relative to the USD, resulting in a Basket Performance of -10%. Even though the Basket Performance is negative, because of the protection provided by the Downside Protection of up to a 10% decline, the investor will be entitled to receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	1.6995	1.3596	20.0%	1/4
RUB	30.6998	36.83976	-20.0%	1/4
INR	44.325	53.19	-20.0%	1/4
CNY	6.6434	7.97208	-20.0%	1/4

Basket Performance = [(20% x .25) + (-20% x .25) + (-20% x .25) + (-20% x .25)] = -0.10 = -10.00%

Example 4: The Basket Performance is -20%. The BRL appreciates relative to the USD, and the RUB, INR and CNY depreciate relative to the USD, resulting in a Basket Performance of -20%. Because the Basket Performance is negative and less than the Downside Protection, the investor receives a Payment at Maturity of $900 per $1,000 Face Amount of securities.

Payment at Maturity per $1,000 Face Amount of securities  =
$1,000  +  [$1,000  x  (Basket Performance + Downside Protection)],
 or  $1,000  +  [($1,000  x  (-20% + 10%)]  =  $900.00

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	1.6995	1.52955	10.0%	1/4
RUB	30.6998	39.90974	-30.0%	1/4
INR	44.325	57.6225	-30.0%	1/4
CNY	6.6434	8.63642	-30.0%	1/4
Basket Performance = [(10% x .25) + (-30% x .20) + (-30% x .25) + (-30% x .25)] = -0.20 = -20.00%

Example 5: The Basket Performance is -30%. The RUB, INR and CNY appreciate relative to the USD.  Because the BRL depreciates significantly relative to the USD, its depreciation offsets the appreciation of RUB, INR and CNY, resulting in a Basket Performance of -30%. Because the Basket Performance is negative and less than the Downside Protection, the investor receives a Payment at Maturity of $800 per $1,000 Face Amount of securities.

Payment at Maturity per $1,000 Face Amount of securities  =
$1,000  +  [$1,000  x  (Basket Performance + Downside Protection)],
 or  $1,000  +  [($1,000  x  (-30% + 10%)]  =  $800.00

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	1.6995	4.7586	-180.0%	1/4
RUB	30.6998	24.55984	20.0%	1/4
INR	44.325	35.46	20.0%	1/4
CNY	6.6434	5.31472	20.0%	1/4
Basket Performance = [(-180% x .25) + (20% x .20) + (20% x .25) + (20% x .25)] = -0.30 = -30.00%

Selected Purchase Considerations

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APPRECIATION POTENTIAL IF THE BASKET PERFORMANCE IS POSITIVE — The securities provide the opportunity to enhance returns by multiplying any positive Basket Performance (subject to a maximum possible Basket Performance of 100%) by a Participation Rate of between 335% and 365% (the actual Participation Rate will be determined on the Trade Date).  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of the securities is protected against a negative Basket Performance of up to the Downside Protection. If the Basket Performance is less than -10%, for every 1% that the Basket Performance is less than -10%, you will lose 1% of the Face Amount of your securities.  Accordingly, you could lose up to 90% of your initial investment in the securities.  Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION AMONG THE BASKET CURRENCIES — The return on the securities is linked to the performance of a Basket consisting of the Brazilian real, Russian ruble, Indian rupee and Chinese renminbi, which we refer to as the Basket Currencies, relative to the U.S. dollar, which we refer to as the Reference Currency.  Accordingly, the Basket Performance will increase as the Basket Currencies appreciate relative to the U.S. dollar, and will decrease as the Basket Currencies depreciate relative to the U.S. dollar.

•	TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange.  If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the securities should be treated as ordinary income or loss unless on or before the date on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification of the election.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Currencies. You could lose up to 90% of your initial investment if the Basket

Performance is less than -10%. You should also consider the “Risk Factors” in the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any positive return of your investment. The return on the securities at maturity is dependent on the Basket Performance, which in turn depends on the Basket Currency Performance of the Basket Currencies. If the Basket Performance is less than -10%, you will lose 1% of the Face Amount of your securities for every 1% that the Basket Performance is less than -10%, and you may lose up to 90% of your initial investment in the securities.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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MARKET RISK — To the extent the Basket Performance is less than -10%, you will lose some and could lose up to 90% of your initial investment in the securities. This will be true even if the Basket Currencies had moved favorably at some time during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rates. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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YOUR MAXIMUM POSSIBLE RETURN ON THE SECURITIES IS LIMITED BECAUSE THE MAXIMUM CURRENCY PERFORMANCE IS 100%, WHILE THERE IS NO COMPARABLE LIMIT ON NEGATIVE CURRENCY PERFORMANCE —  For each Basket Currency, because the Basket Currency Performance is calculated by dividing the difference of the Basket Currency Starting Level minus the Basket Currency Ending Level by the Basket Currency Starting Level, the maximum Basket Currency Performance will equal 100%, resulting in a maximum possible Basket Performance of 100%. Therefore, the return on the securities is capped to the Participation Rate of 335% to 365% (the actual Participation Rate will be determined on the Trade Date). In addition, because the Basket Currency Performance is calculated in this manner, there is no comparable limit on the negative performance of a Basket Currency. Consequently, even if three of the Basket Currencies were to appreciate significantly relative to the U.S. dollars, that positive performance could be offset by a severe deprecation of the fourth Basket Currency.

•	THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

•	THE SECURITIES DO NOT PAY COUPONS — The securities do not pay coupons during the term of the securities or at maturity.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Performance is based on the Basket Currency Performance for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Basket Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the issue price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging the Issuer’s obligations under the securities through one or more of its affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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THE SECURITIES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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GAINS IN THE BASKET CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE BASKET CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES — The securities are linked to the performance of the Basket, which is composed of four Basket Currencies with equal weightings. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole, as measured by the Basket Performance formula set forth herein. Therefore, positive Basket Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Basket Currency Performances of one or more other Basket Currencies of lesser, equal or greater magnitude, which may result in an aggregate Basket Performance equal to or less than zero. You will lose 1% for each 1% that the Basket Performance is less than -10%. Accordingly, you could lose up to 90% of your initial investment in the securities. The performance of the Basket is dependent on the Basket Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

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CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your securities in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE BASKET CURRENCIES ARE SUBJECT TO LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the securities and the Payment at Maturity.

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THE BASKET CURRENCIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of such Basket Currencies, and, consequently, the return on the securities and the Payment at Maturity.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Spot Rate for each Basket Currency, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Basket Performance using its normal means. The resulting discretion by the calculation agent in determining the Basket Performance could, in turn, result in potential conflicts of interest and could affect the value of the securities or the Basket Performance.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any of the Basket Currencies (as set forth below) is not available. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the performance of the Basket Currencies.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

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THE SECURITIES ARE SUBJECT TO RISKS DUE TO POTENTIAL LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES — Changes in the Basket Currencies during the term of the securities before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Performance by multiplying the Basket Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Basket Currency Performances, as described above. The Basket Currency Performances will be calculated only as of the Final Valuation Date. As a result, the Basket Performance may be less than zero, or less than -10%, even if the Basket Currencies had moved favorably at certain times during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. dollar. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Currencies and the U.S. dollar, as Reference Currency;

♦	the time to maturity of the securities;

♦	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;

♦	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES — It is impossible to predict whether any of the USD/BRL Spot Rate, the USD/RUB Spot Rate, the USD/INR Spot Rate and the USD/CNY Spot Rate will rise or fall. The USD/BRL Spot Rate, the USD/RUB Spot Rate, the USD/INR Spot Rate and the USD/CNY Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Basket Performance or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Performance or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for a Spot Rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Spot Rates

The USD/BRL Spot Rate on each date of calculation will be the U.S. dollar/Brazilian real offered rate for U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 6:00 p.m., São Paulo time, on such date of calculation, which appears on Reuters Page “BRFR” or any successor page.

The USD/RUB Spot Rate on each date of calculation will be the U.S. dollar/Russian ruble specified rate, expressed as the amount of Russian rubles per one U.S. dollar, for settlement in one business day, calculated by the Chicago Mercantile Exchange (“CME”) and as published on CME’s website, which appears on the Reuters Screen EMTA Page, at approximately 1:30 p.m., Moscow time, on such date of calculation.  The Spot Rate shall be calculated by the CME pursuant to the Chicago Mercantile Exchange/EMTA, Inc. Daily Russian Ruble Per U.S. Dollar Reference Rate Methodology (which means a methodology, effective as of June 16, 2005, as amended from time to time, for a centralized industry-wide survey of financial institutions in Russia that are active participants in the U.S. dollar/Russian ruble spot market for the purpose of determining the RUB/CME-EMTA Rate).

The USD/INR Spot Rate on each date of calculation will be the U.S. dollar/Indian rupee reference rate, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two business days, as reported by the Reserve Bank of India, which appears on the Reuters Screen RBIB Page at approximately 12:00 p.m., Mumbai time, or as soon thereafter as practicable, on such date of calculation.

 The USD/CNY Spot Rate on each date of calculation will be the U.S. dollar/Chinese renminbi official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate of a Basket Currency is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

Historical Information

The following charts show the retrospective historical performance of the Basket, as well as historical individual exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The retrospective data for the performance of the Basket was measured retrospectively from January 3, 2000 to November 9, 2010. The historical high, low and period-end exchange rates for each Basket Currency are shown for the period from January 3, 2000 through November 9, 2010.

These retrospective and historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth herein), the historical or future performance of the Basket Currencies or the Basket. The numbers appearing in the below tables may have been rounded for ease of analysis. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance is more or less likely to increase or decrease at any time during the term of the securities.

As set forth in the following tables, for each Basket Currency, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 3, 2000 through November 9, 2010. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Brazilian Real
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through November 9, 2010
(expressed as units of Brazilian reais per U.S. dollar)

Brazilian real	High	Low	Period End
2000	1.9885	1.7090	1.9500
2001	2.8390	1.9310	2.3105
2002	4.0040	2.2530	3.5400
2003	3.6815	2.8065	2.8915
2004	3.2420	2.6492	2.6560
2005	2.7854	2.1540	2.3355
2006	2.4035	2.0510	2.1364
2007	2.1640	1.7269	1.7800
2008	2.6202	1.5545	2.3145
2009	2.4501	1.6968	1.7445
2010 (through November 9, 2010)	1.9153	1.6442	1.7003

Past performance is not indicative of future performance.

Russian Ruble
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through November 9, 2010
(expressed as units of Russian rubles per U.S. dollar)

Russian ruble	High	Low	Period End
2000	29.5000	27.0850	28.1600
2001	30.5050	28.1600	30.5050
2002	31.9550	30.2550	31.9550
2003	31.9550	29.1600	29.2425
2004	29.2895	27.7200	27.7200
2005	29.0050	27.4395	28.7414
2006	28.7420	26.1475	26.3255
2007	26.9350	24.2322	24.6006
2008	29.9423	23.0584	29.4027
2009	36.5584	28.6270	30.0350
2010 (through November 9, 2010)	31.9455	28.9106	30.7874

Past performance is not indicative of future performance.

Indian Rupee
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through November 9, 2010
(expressed as units of Indian rupees per U.S. dollar)

Indian rupee	High	Low	Period End
2000	46.9150	43.4750	46.6750
2001	48.3700	46.3412	48.2450
2002	49.0713	47.9235	47.9750
2003	48.0500	45.2100	45.6250
2004	46.5150	43.2800	43.4600
2005	46.3900	43.1300	45.0500
2006	47.0450	44.0200	44.2700
2007	44.7040	39.1737	39.4125
2008	50.6050	39.2057	48.8025
2009	52.1800	45.8050	46.5250
2010 (through November 9, 2010)	47.7450	43.9750	44.3825

Past performance is not indicative of future performance.

Chinese Renminbi
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through November 9, 2010
(expressed as units of Chinese renminbi per U.S. dollar)

Chinese renminbi	High	Low	Period End
2000	8.2800	8.2760	8.2774
2001	8.2790	8.2754	8.2765
2002	8.2778	8.2760	8.2770
2003	8.2779	8.2762	8.2767
2004	8.2776	8.2763	8.2765
2005	8.2768	8.0701	8.0702
2006	8.0704	7.7980	7.8045
2007	7.8171	7.3019	7.3037
2008	7.3060	6.8061	6.8277
2009	6.8562	6.8108	6.8270
2010 (through November 9, 2010)	6.8347	6.6406	6.6804

Past performance is not indicative of future performance.

Supplemental Underwriting Information (Conflicts Of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a fee from the Issuer that will not exceed $0.50 per $1,000 Face Amount of securities.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.